Exhibit 99.1

News Media: Bernie Tylor 202-624-6778
Financial Community: Douglas Bonawitz 202-624-6129

WGL Midstream Acquires Additional 3 Percent Interest in Mountain Valley Pipeline

WASHINGTON (October 31, 2016) -- WGL Midstream, a subsidiary of WGL Holdings, Inc. (NYSE: WGL), today announced that it has increased its ownership interest in Mountain Valley Pipeline, LLC (“Mountain Valley”), by acquiring all of Vega Energy’s 3 percent interest in the joint venture. The other members of Mountain Valley include EQT Midstream Partners, LP (NYSE: EQM), a significant interest owner and operator of the proposed Mountain Valley Pipeline, and affiliates of NextEra Energy, Inc. (NYSE: NEE), Con Edison, Inc. (NYSE: ED), and RGC Resources, Inc. (NASDAQ: RGCO). WGL Midstream now owns a 10 percent interest in Mountain Valley, and its estimated aggregate investment is expected to be approximately $326 million.

In October 2015, Mountain Valley filed an application with the Federal Energy Regulatory Commission (FERC) seeking authorization to build the Mountain Valley Pipeline (“MVP”), an approximately 300-mile interstate natural gas transmission pipeline designed to provide timely, cost-effective access to the growing supply of natural gas for use by local distribution companies, industrial users, and power generation facilities in the Mid-Atlantic, Southeast, and Appalachian regions of the United States. The MVP would transport the abundant supply of Marcellus and Utica natural gas, commencing in Wetzel County, West Virginia and traversing south through 11 counties in West Virginia, southeast through six counties in Virginia, and ending in Pittsylvania County, Virginia.

"This acquisition represents WGL's continued commitment to drive strong shareholder value through asset-based investments which provide energy answers to our customers," said Terry McCallister, Chairman and CEO of WGL. "Through our expanding portfolio of pipeline interests, our location at the crossroads of the region's supply and demand, and our diverse and growing customer base, WGL is well positioned to provide the energy services that support the growing market for natural gas.”

The MVP is expected to provide at least 2 Bcf per day of firm transmission capacity and has secured 20-year commitments for the full minimum capacity amount of 2 Bcf per day. Subject to approval by the FERC, the MVP continues to target an in-service date in late 2018. For more information, visit www.mountainvalleypipeline.info.

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About WGL Midstream
WGL Midstream meets the expanding demand for natural gas through investment, management, development and optimization of natural gas storage and transportation projects. WGL Midstream’s customers and counterparties include producers, utilities, LNG exporters, local distribution companies, power generators, wholesale energy suppliers, pipelines and storage facilities.

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About WGL
WGL (NYSE: WGL), headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to WGL’s investment in Mountain Valley and the specifications, strategies, operations and performance of Mountain Valley and the MVP, such as: the projected length and pipeline diameter of the MVP; the entities that are expected to own and/or operate the MVP; the MVP’s expected interconnections with facilities and pipelines; existing customer commitments; the timing of development and construction for the MVP; the estimated cost of MVP and the estimated investment of WGL in Mountain Valley; the expected in-service date for the MVP and other future expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” “forecasts,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, whether Mountain Valley proceeds with projects under development and is able to complete the construction of MVP, and capital improvements to its facilities, on schedule and within budget; the ability of MVP to recover costs through regulatory mechanisms; Mountain Valley’s ability to obtain governmental approvals and permits on time and on acceptable terms; risks related to project siting, financing, construction and the negotiation of project development agreements; risks inherent in operating and maintaining Mountain Valley’s facilities, including whether the facility will achieve projected operating performance on schedule and otherwise as planned; risks associated with weather conditions, including severe weather; risks relating to terrorism or other catastrophic events; and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.